SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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AMERICAN ELECTRIC TECHNOLOGIES, INC.

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March 27, 2010

Dear Fellow Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of American Electric Technologies, Inc. which will be held at the principal office of the Company, 6410 Long Drive, Houston, Texas at 1:00 p.m., local time, on Thursday, May 6, 2010. During the meeting, we will conduct the business described in the Notice of Annual Meeting of Stockholders and Proxy Statement. I hope you will be able to attend.

We are again following Securities and Exchange Commission rules which enable us to provide proxy materials for the 2010 Annual Meeting on the Internet instead of automatically mailing printed copies. This allows us to provide our stockholders with the information they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing hard copies. Stockholders of record will receive a notice with instructions on how to access those documents over the Internet and request a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report and a form of proxy card. Stockholders whose shares are held in a brokerage account will receive this information and voting instructions from their broker.

Whether or not you plan to attend the Annual Meeting, it is important that you vote by promptly completing, dating, signing and returning your proxy card by mail or fax or following the voting instructions provided by your broker. If you attend the Annual Meeting and decide to vote in person, you may revoke your proxy.

On behalf of the directors, officers and employees of American Electric Technologies, Inc., I thank you for your continued support.

Sincerely,

/S/ ARTHUR G. DAUBER

Arthur G. Dauber Executive Chairman

AMERICAN ELECTRIC TECHNOLOGIES, INC.

6410 Long Drive

Houston, Texas 77087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2010

The 2010 Annual Meeting of the Stockholders (the “Annual Meeting”) of American Electric Technologies, Inc., a Florida corporation (the “Company”), will be held at the principal office of the Company, 6410 Long Drive, Houston, Texas on Thursday, May 6, 2010 at 1:00 p.m., local time, for the following purposes:

1.	To elect seven (7) members to the Company’s Board of Directors;

2.	To approve amendments to the 2007 Employee Stock Incentive Plan;

3.	To ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 8, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

Your attention is directed to the following pages for information on voting and obtaining a paper copy of the proxy materials for the Annual Meeting.

You are cordially invited to attend the Annual Meeting. The Board of Directors encourages you to access the proxy materials and vote in person or by proxy by following the instructions on the following pages.

By Order of the Board of Directors

/s/ JOHN H. UNTEREKER
John H. Untereker Secretary

Houston, Texas

March 27, 2010

AMERICAN ELECTRIC TECHNOLOGIES, INC.

6410 Long Drive

Houston, Texas 77087

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2010

About this Proxy Statement

This Proxy Statement is being made available on or about March 27, 2010 to the holders of common stock (the “common stock”) of American Electric Technologies, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 6, 2010, or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters that will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Voting Instructions for Stockholders of Record

If you hold a stock certificate for shares in your name you are considered a stockholder of record (or registered stockholder) of those shares. You may vote by mail or fax or by attending the Annual Meeting.

Voting by Mail

•	Request a paper copy of a Proxy Card as instructed below.

•	Return your signed and dated proxy card for receipt by May 6, 2010, the date of the Annual Meeting.

Voting by Fax

•	Request a paper copy of a Proxy Card as instructed below.

•	Fax your signed and dated Proxy Card to the number on the Proxy Card for receipt by 1:00 p.m. May 6, 2010, the date of the Annual Meeting.

Voting in Person

•	You may vote in person at the Annual Meeting, even if you already voted by mail or fax and your vote at the meeting will supersede any prior vote.

Voting Instructions for Beneficial Owners

If your shares are held in a stock brokerage account you are considered the beneficial owner of shares held in street name. You may vote by Internet, telephone, mail or in person.

Voting on the Internet

•	Go to: www.proxyvote.com, enter the 12-digit control number from the Notice sent to you by your broker or nominee and follow the on-screen instructions.

Voting by Telephone

•	Request a paper copy of a proxy card as instructed below and call the toll-free number on the Voting Instruction Form you will receive from your broker or nominee.

Voting by Mail

•	Request a paper copy of a proxy card as instructed below and follow the instructions included on the Voting Instruction Form sent to you by your broker or nominee.

Voting in Person

•

Since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you have a proxy from the bank, broker, trustee or nominee that holds your shares giving you the right as beneficial owner to vote your shares at the meeting. To request a proxy, follow the instructions at www.proxyvote.com. You must also bring to the annual meeting a letter from the nominee confirming your beneficial ownership of the shares.

To Request a Paper Copy of Proxy Materials or Proxy Card for 2010 Annual Meeting of Stockholders:

Stockholders of Record

If you are a stockholder of record and you prefer to receive a paper copy of our proxy materials and/or proxy card, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy in one of the following ways on or prior to April 24, 2010 to facilitate timely delivery:

•	Internet: www.aeti.com/proxy.

•	Telephone: Call toll-free at 1-800-240-4669.

•

E-mail: Send an e-mail to investorrelations@aeti.com with “proxy materials order” in the subject field and include your name, address and Account Number from the label on the Notice of Internet Availability you received from the Company.

Beneficial Owners

If you are a stockholder who holds your stock in street name through your broker or other nominee and you prefer to receive a paper copy of our proxy materials and/or proxy card, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy in one of the following ways on or prior to April 24, 2010 to facilitate timely delivery:

•	Internet: www.proxyvote.com.

•	Telephone: Call toll-free at 1-800-579-1639.

•	E-mail: Send a blank e-mail to sendmaterial@proxyvote.com with the 12-digit control number that appears on the Notice sent to you from your broker or nominee in the subject line.

Revocability and Voting of Proxy

Any stockholder who gives a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are given, proxies will be voted FOR the election of the nominees of the Board of Directors and FOR Proposals No. 2 and 3.

Record Date and Voting Rights

Only stockholders of record at the close of business on March 8, 2010 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. On March 8, 2010, there were 7,741,782 shares of common stock outstanding. Each such share of common stock is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the voting rights outstanding represented by shares of common stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

Proxies marked “withheld” as to any director nominee or “abstain” or “against” as to a particular proposal and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of proxies marked “withheld” as to any director nominee or “abstain” or “against” as to a particular proposal and broker non-votes on each Proposal is discussed under each respective Proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Seven (7) directors will be elected at the Annual Meeting to hold office until the 2011 annual meeting and until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the seven nominees named below.

Each nominee has indicated that he is willing and able to serve as director if elected. If any nominee becomes unavailable for any reason before the election, proxies will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Corporate Governance and Nominating Committee of the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any of the nominees will be unavailable to serve.

Vote Required

The seven nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast “FOR” a nominee will be counted, except that the accompanying proxy will be voted “FOR” all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked “withheld” as to one or more nominees will have no effect on the election since only votes for a nominee are counted in order to determine the seven nominees with the highest number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees of the Board of Directors

The following nominees have been recommended for election by the Corporate Governance and Nominating Committee and the Board of Directors. Certain information about the nominees, including the experience, qualifications, attributes or skills that that led the Corporate Governance and Nominating Committee and the Board to conclude that the nominees should continue to serve as directors of the Company is set forth below. All of the nominees are currently members of the Board of Directors. Charles M. Dauber, who became President and CEO of the Company in September 2009, was elected by the Board in November 2009. All the other nominees were elected by the stockholders at the 2009 Annual Meeting.

Arthur G. Dauber, age 66, has been Chairman of the Board and a director of the Company since the Company’s merger with M&I Electric Industries, Inc. (“M&I”) in May 2007. He served as President and CEO of the Company from May 2007 until September 2009 at which time he was appointed as Executive Chairman focusing on international joint ventures, technical developments, manufacturing and transformative business development projects. Mr. Dauber was President and CEO of M&I from October 1984 until January 2008. From 1966 through 1984, Mr. Dauber was employed by the General Electric Company where he held positions in general management, strategic planning and manufacturing. He also completed General Electric’s Manufacturing Management Program. Mr. Dauber holds a Bachelor of Science degree from the University of Michigan and an MBA from the University of Pennsylvania’s Wharton School. Mr. Dauber is the father of Charles M. Dauber, President and CEO of the Company. The Board believes that Mr. Dauber’s long term service as CEO of M&I and architect of the Company’s foreign joint venture strategy provides essential insight into the Company’s operations and joint ventures as well as institutional memory that benefits the entire Board as well as management.

Peter Menikoff, age 69, is currently a private investor and most recently he was the Interim Chief Financial Officer of Vlasic Foods International Inc. from February 2000 to May 2001. He has been a director of the Company since May 2007. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc.,

an oil and gas drilling/production supplies, services and equipment company, from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation from April 1997 until June 1998. Prior to that, Mr. Menikoff served as a Senior Vice President of Tenneco, Inc., from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation, an agricultural and construction equipment company and a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991. Mr. Menikoff serves as a director for ACE Limited, a position he has held since 1986. ACE Limited is the holding company of the ACE Group of Companies, a global insurer and reinsurer, and is listed on the New York Stock Exchange and is subject to the reporting requirements of the Securities Exchange Act of 1934. Mr. Menikoff holds a Bachelor of Science in Engineering from Rensselaer Polytechnic Institute, a Master of Business Administration from Columbia University and a Doctor of Jurisprudence from the Bates College of Law of the University of Houston. Mr. Menikoff is a member of the State Bar of Texas. The Board believes that Mr. Menikoff’s extensive experience as a senior executive and director of major public companies assists the Board and management in strategic planning, managing for growth and the Board’s governance process.

J. Hoke Peacock II, age 69, has been a partner with the law firm of Orgain, Bell & Tucker, L.L.P. since 1971. He has been a director of the Company since May 2007 and has been a director of M&I since 1978. Mr. Peacock is a board certified in civil trial law by the Texas Board of Legal Specialization. His practice specializes in business litigation, including contract, real estate, intellectual property and oil and gas disputes. Mr. Peacock received his Bachelors degree from the University of Texas at Austin and a Doctor of Jurisprudence with Honors from the University of Texas School of Law. The Board believes that Mr. Peacock’s legal experience aids the Board and management in assessing and managing the legal risks facing the Company’s current operations as well as in considering the legal risks of potential future activities.

Stuart Schube, age 69, has been President of Acorn Ventures, Inc. since November 1986. He has been a director of the Company since May 2007. Acorn is a venture capital management and consulting firm. Acorn managed the Genesis Fund, Ltd. from 1986 to 1997. Since 1998, it has provided corporate planning and shareholder growth services to a limited number of clients. From 1974 to 1986, Mr. Schube held senior management positions with a number of venture capital firms, including three Small Business Investment Companies. He began his career as an Industrial Engineering Co-Op Trainee with the United States Navy Department (1958-1963). From 1964 to 1966 he was a member of the Marketing Department of the Humble Oil Company, the forerunner to Exxon Mobil USA. Mr. Schube holds a Bachelor of Industrial Engineering degree from Pratt Institute, Brooklyn, New York (1963) and a Master of Science in Industrial Administration from Purdue University, West Lafayette, Indiana (1964). The Board believes that Mr. Schube’s experience with venture capital backed companies assists both management and the Board in considering growth strategies, acquisition prospects and stockholder relations activities.

Howard W. Kelley, age 68, has served as a director of the Company since May 2005 and was Chairman from May 2006 to May 2007. Mr. Kelley served as President of Jacksonville-based Sally Corporation, one of the oldest and largest designers and fabricators of animation robotics and dark rides used internationally in theme parks, museums, and attractions from November 1981 until his retirement in 2008. He became a director of Sally Corporation in 1981 and continues to serve as a director. He is currently principal of Aspergantis LLC, an international consultancy with diverse business activities in management consultation, Internet and software development services, and new business investment. Before joining Sally, Mr. Kelley spent over 25 years in broadcasting, including ten years in television management as a news director and later as Vice President and General Manager of Channel 12 WTLV, the NBC affiliate in Jacksonville, FL. He is the recipient of a number of national broadcast journalism awards. Mr. Kelley was director and audit committee chair of Environmental Tectonics Corporation (OTC: ETCC) from May 2002 to May 2009. ETC is a Philadelphia-based international engineering and manufacturer of aero-medical, safety training simulation, sterilizers and hyperbaric chambers. He served as chairman of Tempus Software, a medical software developer from November 2002 to January 2004; director of PathTech Software Solutions from May 1984 to February 2000, and director of Quanta Corporation, an electronic graphics hardware manufacture from June 1982 to August 1984. A Jacksonville,

Florida native, Mr. Kelley received his undergraduate degree in broadcasting from the University of Florida. He is a PMD graduate of the Harvard Business School and the Japanese International School of Business Studies. He also serves as an executive professor of management at the University of North Florida and is a frequent lecturer on corporate governance and ethics. The Board believes that Mr. Kelley’s experience as both a chief executive officer and an independent public company director provides insights into the Board’s process of providing appropriate independent oversight of management.

Thomas P. Callahan, age 65, has been a director since May 2009. He has been Chairman of Callahan Advisors, LLC, an investment advisory firm, since December 1998. The firm manages equity investments in public companies for a number of individual clients. From 1988 to 1998 Mr. Callahan was an audit partner with the international accounting firm of Pricewaterhouse Coopers, LLP. From 1978 to 1988 Mr. Callahan was President and an audit partner of Tyler, Ellis & Tuffly LLC, a Houston CPA firm. From 1968 to 1978 Mr. Callahan was employed by KPMG, LLP, an international accounting firm in a variety of audit and consulting positions. Mr. Callahan graduated from the University of Notre Dame with a Bachelors of Business Administration in 1966 and from the Wharton School of Finance and Commerce, University of Pennsylvania with a Masters in Business Administration in 1968. The Board believes that Mr. Callahan’s extensive experience in public accounting, consulting and investment management provides the Board with valuable insights on management, corporate finance and stockholder relations.

Charles M. Dauber, age 41, became President and CEO of the Company in September 2009 and a director in November 2009. He served as Senior Vice President of Marketing of the Company from May 2007 to September 2009. Mr. Dauber was hired by M&I on February 1, 2007 and was President of M&I from January 2008 to September 2009. From September 2006 until January, 2007 he was a self-employed consultant providing start-up strategy and marketing advisory services. From March, 2005 until September, 2006, Mr. Dauber was President and CEO of Nevis Networks, a venture-backed network security start-up company in Silicon Valley. From February, 2001 until March, 2005 he held various positions including Vice President of Marketing and Business Development for Blue Coat Systems (NASDAQ: BCSI), a leading network security equipment provider. Mr. Dauber was founder and CEO of a broadband service provider and has held management positions at Copper Mountain Networks and Teradyne, Inc. He holds a BBA degree from the University of Texas with emphasis in Electrical Engineering and Marketing. Mr. Dauber is the son of Arthur G. Dauber, Executive Chairman of the Company. The Board believes that Mr. Dauber provides essential insight and expertise concerning the business, operations and strategies of the Company that is needed for the Board’s oversight and decision-making responsibilities.

Director Independence

The Board of Directors discussed and reviewed whether each nominee is independent within the Company’s corporate governance guidelines which are consistent with the director independence standards established by the NASDAQ Stock Market. In determining independence, the Board reviews and seeks to determine whether directors have any material relationship with the Company, direct or indirect, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board reviews business, professional, charitable and familial relationships of the independent directors in determining independence. The Board determined that Peter Menikoff, J. Hoke Peacock II, Howard W. Kelley and Thomas P. Callahan are independent. In determining the independence of Mr. Peacock, the Board considered that M&I utilized Mr. Peacock’s law firm for matters which generated $74,561 in fees and expenses to such firm in 2009. Such arrangement does not reflect on Mr. Peacock’s independence under NASDAQ Stock Market listing standards.

Information about the Nominating Process

The Company’s Board of Directors has a Corporate Governance and Nominating Committee that undertakes the activities of identifying, evaluating and recommending nominees to serve as Directors. The members of the Corporate Governance and Nominating Committee are J. Hoke Peacock, II (Chairman), Paul Menikoff,

Howard W. Kelley and Thomas P. Callahan. The Board of Directors determined that Messrs. Peacock (Chairman), Menikoff , Kelley and Callahan are considered independent as defined in the listing standards of the NASDAQ Stock Market.

Nomination of Director Candidates by Stockholders

The policy of the Corporate Governance and Nominating Committee is to consider nominations of candidates for membership on the Board of Directors that are submitted by stockholders. Any such recommendations should include the nominee’s name and qualifications for Board membership and a consent signed by such candidate to serve as a director if elected and should be directed to Mr. John H. Untereker, Corporate Secretary, American Electric Technologies, Inc., 6410 Long Drive, Houston, TX 77087.

Stockholders who comply with the requirements of our Bylaws with respect to advance written notice of stockholder director nominations at the Annual Meeting, including certain information that must be provided concerning the stockholder and each nominee, may nominate candidates for election as directors at the Annual Meeting by attending the meeting and offering the candidates into nomination at the time of the election of Directors. Our Bylaws were filed with the Securities and Exchange Commission on Form 8-K on February 10, 2009, and can be viewed by visiting the SEC website at http://sec.gov. You may also obtain a copy of the Bylaws by writing to Mr. John H. Untereker, Corporate Secretary, American Electric Technologies, Inc., 6410 Long Drive, Houston, TX 77087. Such information must be provided within the period set forth below under “Stockholder Proposals For Next Annual Meeting.”

For a stockholder’s nominees to be included in the Company’s Proxy Statement for next year’s annual meeting the stockholder must give timely notice to the Company by the date set forth below under “Stockholder Proposals For Next Annual Meeting.”

Director Qualifications

The Corporate Governance and Nominating Committee has not established any minimum qualifications for nomination as a Director of the Company but has identified the following qualities and skills necessary for its Directors to possess:

•	Integrity

•	Ability to objectively analyze complex business problems and develop creative solutions

•	Pertinent expertise, experience and achievement in education, career and community

•	Familiarity with issues affecting the Company’s business

•	Availability to fulfill time commitment

•	Ability to work well with other Directors

•	Commitment to enhancing stockholder value

Identifying and Evaluating Nominees for Directors

Candidates for director may come from a number of sources including, among others, recommendations from current directors, recommendations from management, third-party search organizations, and stockholders. Director candidates are evaluated to determine whether they have the qualities and skills set forth above. Such evaluation may be by personal interview, background investigation and other appropriate means. The Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, in identifying nominees for director, the Committee does seek to have directors with a diversity of business experience and skills which allow for the expression of diverse viewpoints.

Director Attendance at the Annual Meeting

It is the Company’s policy to require all of its Directors to attend the Annual Meeting of Stockholders. All of the Company’s directors attended the 2009 Annual Meeting.

Stockholder Communications with the Board

Stockholders may communicate with the Board in writing by addressing mail to “Board of Directors” c/o John H. Untereker, Corporate Secretary, American Electric Technologies, Inc., 6410 Long Drive, Houston, TX 77087. Any such communication will be distributed to each of the Company’s Directors. A communication addressed to any individual Director at the same address will be distributed only to that Director.

Board Leadership Structure

As of the closing of the merger with M&I in May 2007, Arthur G. Dauber served as Chairman of the Board, President and CEO of the Company. In September 2009 the Board approved the Company’s CEO transition plan by appointing Charles M. Dauber as President and CEO of the Company and Arthur G. Dauber as Executive Chairman focusing on international joint ventures, technical developments, manufacturing and transformative business development projects. Charles M. Dauber was appointed to the Board in November 2009. The Board’s three standing committees, described below, are composed entirely of independent directors. The Board also meets in executive session regularly. The Board believes its current leadership structure provides effective and independent Board oversight of management.

Board Committees

The Board of Directors of the Company has a standing Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.

Audit Committee

The Board adopted its current Audit Committee Charter on August 9, 2007. The principal functions of the Audit Committee are to review and monitor the Company’s financial reporting and the internal and external audits. The committee’s functions include, among other things: (i) to select and replace the Company’s independent registered public accounting firm; (ii) to review and approve in advance the scope and the fees of our annual audit and the scope and fees of non-audit services of the independent registered public accounting firm; (iii) to receive and consider a report from the independent registered public accounting firm concerning their conduct of the audit, including any comments or recommendations they might want to make in that connection, and (iv) to review compliance with and the adequacy of our major accounting and financial reporting policies and controls. The Audit Committee met four times during the fiscal year ended December 31, 2009. It currently consists of Messrs. Menikoff (Chairman), Kelley and Callahan. The Board has determined that Messrs. Menikoff, Kelley and Callahan are “independent” as defined in the listing standards of the NASDAQ Stock Market and that both Mr. Menikoff and Mr. Callahan qualify as an “audit committee financial expert” as defined in the regulations of the Securities and Exchange Commission. A copy of the Audit Committee charter is available at http://www.aeti.com.

Corporate Governance and Nominating Committee

Messrs. Peacock (Chairman), Menikoff, Kelley and Callahan constitute the Corporate Governance and Nominating Committee. The Board has determined that the members of the committee are “independent” as defined in the listing standards of the NASDAQ Stock Market. The primary functions of the Corporate Governance and Nominating Committee are to identify, evaluate and recommend nominees to serve as Directors, review corporate governance principles and practices and respond to regulatory initiatives and requirements. The Corporate Governance and Nominating Committee met four times in the fiscal year ended December 31, 2009. A copy of the Corporate Governance and Nominating Committee charter is available at http://www.aeti.com.

Compensation Committee

The Board of Directors established the Compensation Committee as a standing committee on May 22, 2007. Messrs. Kelley (Chairman), Peacock, Menikoff and Callahan are the members. The primary functions of the Compensation Committee are to review and approve the compensation of the Chief Executive Officer and the other executive officers of the Company, to recommend the compensation of the directors, to review and approve the terms of any employment contracts with executive officers and to produce an annual report for inclusion in the Company’s proxy statement. The Compensation Committee also administers and interprets the Company’s equity compensation and employee benefit plans and grants all awards under the employees stock incentive plan. A copy of the Compensation Committee charter is available at http://www.aeti.com.

Board’s Role in Risk Management

The Board and management are in the process of establishing a formal risk management policy providing for the assessment and management of risk factors relating to the Company. The Board of Directors, initially through the Audit Committee, will provide oversight of the implementation and operation of the Company’s risk management processes.

Code of Ethics

The Company has adopted a code of business conduct and ethics for its directors, officers and employees. A copy of the code of business conduct and ethics is available at http://www.aeti.com.

Attendance at Meetings

During the fiscal year ended December 31, 2009, the Board of Directors held four meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board.

Director Compensation

Directors who are not employees of the Company or any of its subsidiaries and who do not have a compensatory agreement providing for service as a director of the Company or any of its subsidiaries receive the following compensation:

Annual retainer for each Director, paid quarterly in advance	$23,000
Additional annual retainer for Committee Chairs of the Compensation Committee and Nominating and Governance Committee	$2,500
Additional annual retainer for Chair of the Audit Committee	$3,500

The Company pays each director’s reasonable travel, lodging, meals and other expenses connected with their Board service. During 2009, the Board of Directors voluntarily reduced their retainer by $1,000 per meeting effective July 1, 2009 in conjunction with the Company’s productivity improvement measures.

The Non-Employee Directors’ Deferred Compensation Plan provides that eligible directors may elect to defer 50% to 100% of their retainer fees. Each deferral election must be made prior to the year such retainer payment is due and will last for the entire year. Deferral elections may be terminated for the next year. Deferred amounts may be used to acquire our common stock at fair market value on the date each retainer payment would be otherwise paid to an eligible director, to acquire stock units equivalent to the fair market value of our common stock on the date each retainer payment would be otherwise paid or may be paid in cash following termination of service as a director with interest accruing at the prime rate on such deferred fees.

Directors who are employees and non-employee directors who are not eligible for the foregoing non-employee director compensation receive no separate compensation for director service.

2009 Non-Employee Director Compensation

The following table provides information regarding compensation earned by, awarded or paid to non-employee directors who served during the year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation($)	Total($)
Howard W. Kelley	26,125		26,125
Thomas P. Callahan	16,750		16,750
Peter Menikoff(1)	26,500		26,500
J. Hoke Peacock II	26,125		26,125
Stuart Schube(2)	35,822		35,822
Lamar Nash	9,325		9,325

Total	140,647		140,647

(1)	Mr. Menikoff elected to defer payment of $26,500 of the fees earned and such deferred amounts were credited towards stock units equivalent in value to Company common stock at market price at time that director fees are payable. Stock units are exchanged for equivalent number of shares of common stock six months after separation from service as a director. Mr. Menikoff was credited with 11,857 stock units for service in 2009.

(2)	Mr. Schube is President of Acorn Ventures, Inc. Acorn has been engaged by M&I since November 2003 to provide Mr. Schube’s services in the areas of corporate and strategic planning, including the services of Mr. Schube as a director of M&I. In November 2007 Mr. Schube, Acorn and the Company entered into an agreement to provide such services to the Company for a monthly retainer of $5,100 of which $750 was be subject to the Company’s performance as determined by the CEO or the Board of Directors and Mr. Schube did not receive additional fees for service as a director of the Company. The engagement expired on April 30, 2009 at which time Acorn received a final payment of $19,072. Since that time, Mr. Schube receives the same fee as other non-employee directors.

Certain Relationships and Related Transactions

All related party transactions are required to be reviewed and approved by an independent body of the Board of Directors composed solely of independent directors as defined in NASDAQ Rule 4350(d)(2)(A).

In 2008 we repaid the outstanding indebtedness of M&I to certain of its former stockholders in the amount of $500,000 plus accrued interest. Arthur G. Dauber, our Chairman and a director, received $200,000 in principal and approximately $14,000 in accrued interest.

PROPOSAL NO. 2

TO APPROVE AMENDMENTS TO THE 2007 EMPLOYEE STOCK INCENTIVE PLAN

General

The Board of Directors is seeking approval to the following amendments to the 2007 Employee Stock Incentive Plan (the “Plan”) at the Annual Meeting:

Addition of 500,000 shares available for issuance under the Plan. The Board is recommending the approval of an additional 500,000 shares for issuance under the Plan for a total authorization of 800,000 shares. As of December 31, 2009 there were awards issued for 173,822 shares under the Plan and 126,178 shares were available for awards under the Plan, including shares which have become available as a result of termination of outstanding awards under the Plan. Upon approval of the Amendments to the Plan an additional 500,000 shares will be available for awards under the Plan.

Increase the limitation on awards granted to an individual participant in any calendar year to 200,000. Section 162(m) of the Internal Revenue Code requires among other things that the maximum number of shares awarded to an individual must be approved by stockholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million annual limitation on tax deductibility for compensation paid to specified senior executives. The Board believes it is important to have the ability to grant individual awards greater than the current annual limitation of 15,000 when appropriate to meet the goals of the Plan.

If the stockholders do not approve the amendments the Plan will remain in effect but the Company will not be able to make the additional 500,000 shares available for issuance under the Plan and the 15,000 share limitation on the number of shares which can be awarded to any participant in a calendar year will continue to be applicable to the Plan.

The Plan was originally approved by the stockholders on November 7, 2007. The Board of Directors believes that the Plan has proven to be an important long-term incentive that is critical to enable the Company to attract and retain of qualified personnel and will encourage participants to focus on the long-term growth of stockholder value as well as promoting a closer identity of interest between participants and stockholders of the Company.

Description of the 2007 Employee Stock Incentive Plan

The following is a description of the material features of the 2007 Employee Stock Incentive Plan, as amended.

Eligibility

Awards under the Plan may be granted to employees (including employees who may be directors and officers), independent contractors and consultants of the Company and its subsidiaries. Approximately 75% of our employees are eligible to participate in the Plan.

Shares Subject to the Plan

The Plan currently authorizes the issuance of up to 300,000 shares of the Company’s common stock and this will increase to 800,000 shares upon approval of the amendments at the Annual Meeting. In the event of certain changes in the Company’s common stock such as recapitalization, reclassification, stock split, combination or exchange of shares, stock dividends or the like, appropriate adjustment will be made in the number and kind of shares available for issuance under the Plan and the purchase price, if any, per share. The Board anticipates that this authorization will cover stock incentive awards for the two years following the Annual Meeting. The closing price of our common stock on the NASDAQ Stock Market on February 16, 2010 was $2.20 per share.

Administration

The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The Committee has the full and exclusive power to construe, interpret and administer the Plan, including, but not limited to, the authority to designate which eligible participants are to be granted awards and to determine the type of award and the number of shares to be subject thereto and the terms and conditions thereof, consistent with the terms of the Plan. The Committee is also authorized to adopt, amend and revoke rules relating to the administration of the Plan.

Awards Under the Plan

The Plan provides that the Committee may grant or issue stock options, stock appreciation rights, restricted stock, restricted units, performance shares, performance units and stock-based awards pursuant to a written agreement and may contain such terms as the Committee determines. Subject to the provisions of the Plan, the Committee has the sole and complete authority to determine the eligible employees, consultants and advisors for each award. All awards shall be subject to such terms, conditions and restrictions determined by the Compensation Committee and included in the award agreement. Such terms, conditions and restrictions may include provisions related to vesting of awards, and the effect of a participant’s termination of employment and change of control of the Company on outstanding awards under the Plan.

Stock Options

Stock Options provide for the right to purchase shares of Company common stock at a specified price as determined by the Committee, provided that the exercise price per share of common stock option may not be less than 100% of the fair market value of a share as of the date the option is granted. Stock options granted under the Plan may be incentive stock options (“ISOs”) that are designed to comply with the provisions of Section 422 of the Internal Revenue Code (the “Code”) and will be subject to restrictions contained in the Code or nonqualified stock options (“NQSOs”). The maximum number of shares of Company common stock that may be issued upon the exercise of ISOs may not exceed the total number of shares available for grant under the Plan as set forth above under “Shares Subject to the Plan”. Stock options may be granted for a term specified by the Committee, provided that no option may be exercisable after ten years from the date of grant. The Committee may accelerate the exercisability of any option or portion thereof at any time. The Committee may provide in the option agreement that all or a part of the shares received by an optionee upon the exercise of a NQSO shall be restricted shares subject to any or all of the restrictions or conditions described below.

Exercise Price. The exercise price for each Option will be determined by the Committee, but will not be less than 100% of the fair market value of a share of common stock on the date of grant. If an ISO is granted to a ten percent stockholder of the Company (as defined in the Plan), the exercise price will be at least 110% of the fair market value of a share on the date of grant.

Exercise of Options. The Committee determines when Options become exercisable and in its discretion may accelerate the vesting of any outstanding Option or extend the term of a NQSO option set to expire prior to ten years from the date of issuance. The means of payment for shares issued upon exercise of an Option are specified in each option agreement. The Plan permits payment to be made by cash, check, wire transfer, other shares of Company common stock and Options issued under the Plan. All payment methods other than payment of cash, check and wire transfer will be subject to such restrictions as may be established by the Committee or applicable law or the rules of any applicable stock exchange. The participant must pay any required tax withholding in cash at the time of exercise or the Company may make other arrangements for the payment of such withholding tax obligations, including withholding compensation otherwise due the participant or utilizing Company Stock due under the award.

Limits on Exercisability. No Option will be exercisable after the expiration of ten years from the date an Option is granted (five years with respect to an ISO held by an Optionee who is a ten percent stockholder of the Company). Options will be exercisable at such times as determined by the Committee. Unless otherwise specified at the time of grant of the Option, an Option will become exercisable as to one-third of the shares in the first year after grant, an additional one-third on the first anniversary of the date of grant and fully exercisable on the second anniversary of the date of grant. An option granted under the Plan will generally expire on the first to occur of: (i) conviction of a felony against the Company (ii) three (3) months after the date of a termination of employment or retention for any reason other than death or (ii) six (6) months after death of the optionee; provided that the Committee may specify in the document governing the option that an Option may be exercisable during a longer period. ISOs held by a participant under the Plan and any other plans of the Company may not become exercisable for the first time during any calendar year in excess of $100,000.

Stock Appreciation Rights

A stock appreciation right may be granted by the Compensation Committee in its discretion. The grant price for each stock appreciation right shall be determined by the Compensation Committee and shall be specified in the Award agreement, but in no event shall the grant price be less than the fair market value of the shares of common stock of the company on the date the stock appreciation right is granted. The term of the stock appreciation right shall be determined by the Compensation Committee and specified in the Award agreement, which relates to the stock appreciation right. No stock appreciation right will be exercised after the tenth anniversary from the date of its grant. Stock appreciation rights may be exercised subject to the terms and conditions the Compensation Committee imposes. Upon the exercise of a Stock Appreciation Right the participant is entitled to receive Company common stock valued at the time of exercise in the amount of the difference between the grant price of the exercised stock appreciation right and the fair market value of the shares at the time the stock appreciation right is exercised.

Restricted Stock

Shares of common stock may be granted by the Compensation Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Compensation Committee may provide in an Award agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment. Participant’s rights with respect to such shares shall be subject to the restrictions provided in the Award agreement and the Plan.

Restricted Stock Units

A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one share of common stock. An award of restricted stock units may be subject to forfeiture provisions and such other terms and conditions as the Compensation Committee may determine, subject to the provisions of the Plan.

Performance Shares and Performance Units

Shares of common stock may be granted by the Compensation Committee to an eligible employee and made subject to the achievement of pre-established performance goals for a specified period following the grant which, depending on the extent to which such performance criteria are met in such performance period, will determine, in the manner set forth in the Award Agreement, the value and/or number of each Performance Share or Performance Unit that will be paid to the Participant. The pre-established performance goals will be based on any or a combination of the following business criteria applied to the Company as a whole, a Company division or a subsidiary: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s common stock; (x) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; and (xi) reducing costs of the Company, as evidenced by meeting or reducing budgeted expenses established by the Company. For purposes of item (i) above, extraordinary items shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

Stock Awards

Each stock award under the Plan will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on the transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. Such awards may be granted or sold in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such participant.

New Plan Benefits

No awards have been granted under the Plan as amended. The Company has agreed to issue a restricted stock grant of 35,600 shares to Charles M. Dauber upon approval of the amendments to the Plan at the Annual Meeting. All other future grants of awards, if any, that will be made to eligible participants are subject to the discretion of the Compensation Committee and, therefore, it is not possible to determine the awards under the Plan that will be received by our executive officers and other participants if the amendments to the Plan are approved by the stockholders.

The following table represents the currently determinable new plan benefits or amounts that will be received by or allocated to each of the following under the amended 2007 Employee Stock Incentive Plan and reflects that the restricted stock grant to be made to Charles M. Dauber upon approval of the amendments to the Plan is the only award that is currently determinable:

Name and Principal Position	Dollar Value(1)	Number of Shares
Charles M. Dauber President and CEO	78,320	35,600
Arthur G. Dauber Executive Chairman	0	0
John H. Untereker Senior Vice President and Chief Financial Officer	0	0
James J. Steffek President of M&I	0	0
Neal T. Hare Senior Vice President, Chief Technology Officer	0	0
Timothy C. Adams President of American Access	0	0
Executive Group	78,320	35,600
Non Executive Director Group	0	0
Non Executive Officer Employee Group	0	0

(1)	Based on the closing price of our common stock on the NASDAQ Stock Market on February 16, 2010.

Amendment, Suspension and Termination

The Plan may be amended, suspended, or terminated at any time or from time to time by the Compensation Committee, provided that (i) no such amendment or modification may, without written consent of the participant, alter or impair any rights or obligations under any outstanding awards under the Plan; and (ii) no amendment will be effective unless approved by the affirmative vote of the holders of a majority of shares of the Company present, or represented, and entitled to vote at a meeting of stockholders of the Company duly held within twelve months of the date of adoption where such amendment will: (a) increase the total number of shares reserved for the issuance under the Plan; or (b) materially change the standards of eligibility under the Plan; (c) materially increase the benefits which may accrue to participants under the Plan; or (d) result in the adoption of a new plan or require the approval of the stockholders under any applicable tax, regulatory or stock market requirement.

Subject to the foregoing, the Compensation Committee may amend, extend, modify or terminate any outstanding award with the participant’s written consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan.

Transfer Restrictions

Except as otherwise determined by the Compensation Committee, no award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any participant shall be subject to any lien, obligation or liability of the participant.

Securities Law Compliance

In the event that the shares to be acquired pursuant to the Plan are not covered by a then current registration statement under the Securities Act of 1933 (the “Securities Act”), and is not otherwise exempt, such shares will be restricted against transfer to the extent required by the Securities Act and the Compensation Committee may require any participant to represent in writing an intention to invest, rather than distribute, the shares.

Miscellaneous Provisions

The adoption of the Plan will not affect any other compensation or incentive plans in effect for the Company or any subsidiary. Nothing in the Plan guarantees continued employment for any participating employee. The Company and its subsidiaries reserve the right to remove, terminate or discharge any employee at any time and for any reason.

Federal Income Tax Consequences of Stock Options

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

With respect to a non-qualified stock option (NQSO), in general: (i) no income will be recognized by an optionee at the time an NQSO is granted; (ii) at the time of exercise of an NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of an NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

With respect to an incentive stock option (ISO), no income generally will be recognized by an optionee upon the grant or exercise of an ISO. However, any excess of the fair market value of the shares at the time of exercise over the option price will be subject to the alternative minimum tax. If no disposition of shares issued to an optionee is made within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Awards

Stock awards will generally be taxed as ordinary income when the participant receives the unrestricted right to the shares in the award. In the event the shares in the award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, the participant will not recognize ordinary income at the time of grant of the award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture or becomes transferable. Upon a disposition of such shares by the participant, any difference between the sale price and the amount recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by the Company.

Payment of Withholding Taxes

We may withhold from any stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. With the Compensation Committee’s approval a participant may be allowed to satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have us withhold, from the shares the participant would otherwise receive, shares of common stock, in each case having a value equal to the minimum amount required to be withheld.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the tests of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under the Code and is not disallowed by Section 162(m) of the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about outstanding equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights(a)(1)	Weighted- average exercise price of outstanding options(b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	406,922	$8.40	126,178	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	406,922	$8.40	126,178

(1)	Includes 132,915 shares issuable upon vesting of restricted stock units (RSUs) issued under the 2007 Employee Stock Incentive Plan. The balance consists of options to purchase common stock issued pursuant to stockholder-approved plans.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(3)	Consists of the shares available for future issuance under the 2007 Employee Incentive Plan for services by eligible employees, independent contractors and consultants.

Reference is hereby made to Note 12 to the consolidated financial statements included in the Company’s annual report for the year ended December 31, 2009 for further information.

Vote Required

The affirmative vote of a majority of the shares of common stock present at the Annual Meeting and voting on the proposal is required to approve the amendments to the 2007 Employee Stock Incentive Plan. Abstentions and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2007 EMPLOYEE STOCK INCENTIVE PLAN.

PROPOSAL NO. 3

TO RATIFY THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010

The Board of Directors is asking the stockholders to ratify the Audit Committee’s selection of Ham, Langston & Brezina, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection.

Representatives of Ham, Langston & Brezina, LLP are expected to be present at the Annual Meeting in person or by conference telephone and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. Ham, Langston & Brezina, LLP has been our independent registered public accounting firm since the fiscal year ended December 31, 2007.

Fees billed for services provided by our independent registered public accounting firm for 2009 and 2008 were as follows:

	2009	2008
Audit Fees(1)	$187,884	$160,050
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	10,000	10,000

Total	$197,884	$170,050

(1)	Audit fees represent fees for professional services provided by the independent registered public accounting firm in connection with the audit of our financial statements and review of our quarterly financial statements for the stated years.

(2)	Audit-related fees

(3)	Tax fees principally included tax advice, tax planning and tax return preparation.

(4) Other fees represent fees for professional services provided in connection with the annual stockholders’ meeting, transition-related costs and review of various SEC filing documents.

Vote Required

The affirmative vote of a majority of the shares of common stock present at the Annual Meeting and voting on the proposal is required to ratify the selection of the Company’s independent registered public accounting firm for the year ended December 31, 2010. Abstentions and broker non-votes have no effect on the vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

Audit Committee’s Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit services and all permitted non-audit services (including the fees and terms thereof) to be provided by the Company’s independent registered public accounting firm; provided, however, pre-approval requirements for non-audit services are not required if all such services (1) do not aggregate to more than five percent of total revenues paid by the Company to its independent registered public accounting firm in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee.

The Audit Committee pre-approved all of the fees described above.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with the Company’s management and Ham, Langston & Brezina, LLP the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the Company’s 2009 fiscal year. The Audit Committee has also discussed with Ham, Langston & Brezina, LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from Ham, Langston & Brezina, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Ham, Langston & Brezina, LLP its independence from the Company.

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining auditor independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2009 fiscal year for filing with the SEC.

Respectfully submitted,

Peter Menikoff (Chairman)

Howard W. Kelley

Thomas P. Callahan

Beneficial Ownership Of Capital Stock

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 5, 2010 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company’s outstanding common stock, (ii) each current director and nominee for director of the Company, (iii) each of the Company’s executive officers named in the Summary Compensation Table set forth in this proxy statement, and (iv) all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

Name	Number of Shares		Percent of Class
Arthur G. Dauber	2,000,000		25.7
James J. Steffek	889,661		11.4
J. Hoke Peacock II	477,586	(1)	6.1
Charles M. Dauber	383,576	(2)(4)(5)	4.9
Neal T. Hare	361,616		4.6
Stuart Schube	284,319	(3)	3.7
John H. Untereker	75,922	(4)(5)	1.0
Timothy C. Adams	15,254	(4)(5)	*
Howard W. Kelley	20,060	(4)	*
Peter Menikoff	10,000	(7)	*
Thomas P. Callahan	9,500	(6)	*
All directors and officers as a group (11) persons	4,527,494	(5)	58.2

Based upon 7,741,782 shares outstanding on March 12, 2010.

*	Indicates less than 1%

(1)	Includes 99,211 shares held in a pension plan with a bank trustee. Mr. Peacock has sole voting and investment power over these shares.

(2)	Includes 15,000 shares held on behalf of a minor.

(3)	Includes 239,343 shares held by Pebblebrook Partners, LTD. Mr. Schube is the general partner of Pebblebrook Partners, LTD and may be deemed to have investment discretion and voting power over such shares.

(4)	Includes options to purchase common stock which are exercisable as of February 5, 2010 or within 60 days thereafter, as set forth below:

Timothy C. Adams	13,265 options
Howard W. Kelley	19,940 options
Charles M. Dauber	2,076 options
John H. Untereker	2,126 options

(5)	Does not include unvested restricted stock units held by Timothy C. Adams (5,602), Charles M. Dauber (9,838), and John H. Untereker (7,862).

(6)	Includes 4,500 shares held as trustee on behalf of grandchildren.

(7)	Does not include 23,296 restricted stock units issued under the Directors Deferred Compensation Plan.

Address of Arthur G. Dauber and James J. Steffek is 6410 Long Drive, Houston, TX 77087. Address of J. Hoke Peacock II is 470 Orleans Street, Beaumont, TX 77701.

EXECUTIVE OFFICERS

Our executive officers are:

Name	Position
Arthur G. Dauber	Executive Chairman
Charles M. Dauber	President and CEO
Neal T. Hare	Senior Vice President, Chief Technology Officer
James J. Steffek	Senior Vice President and President, M&I
John H. Untereker	Senior Vice President, CFO and Secretary
Timothy C. Adams	President, American Access

Information about Arthur G. Dauber and Charles M. Dauber is contained in “Nominees of the Board of Directors” above.

Neal T. Hare, age 63, is the Senior Vice President—Technical Products of M&I and has been with M&I since January 1992. He became Senior Vice President of Operations of the Company in May 2007 and was named Chief Technology Officer in January 2008. Mr. Hare’s service in the energy industry spans 38 years with 10 years as Vice President of Operations—Ross Hill Controls (DC Oilfield Drives) and Vice President of Operations—Powell Electrical Manufacturing (Switchgear and Controls). Mr. Hare has a Bachelor of Science degree in Electrical Engineering from Cal State-Long Beach.

James J. Steffek, age 60, has been employed at M&I since September 1973. He became President of M&I in September 2009. From May 2007 to September 2009 he was Senior Vice President of Sales and Business Development of the Company. From 1980 to September 2009 he was M&I’s Senior Vice President responsible for sales, marketing and operations including remote operations in Singapore and Mississippi. He was also responsible for international business development including Asia, South America and the Middle East. From 1973 through 1979 he worked in project management, engineering and sales positions at M&I. Prior to joining M&I, he worked for Continental Controls Corp. as a project engineer. Mr. Steffek holds a Bachelor of Science degree from the University of Houston.

John H. Untereker, age 60, has been Vice President and Chief Financial Officer of M&I since May 2005 and has been Senior Vice President, CFO and Secretary of the Company since May 2007. From June 2004 until May 2005, Mr. Untereker was a self-employed consultant. From 2002 until May 2004, Mr. Untereker was Chief Financial Officer for Omnicare Inc.’s Southwest Region in Houston, Texas. From 1998 until 2001, he served as an executive officer and director of Omni Energy Services Corp in Lafayette, Louisiana. For the previous 17 years, he has held senior management positions at Petroleum Helicopters, Inc., Lend Lease Trucks Inc. and NL Industries. Mr. Untereker was an Audit Manager with Coopers and Lybrand from 1974 until 1981 in New York and is a certified public accountant. He is a graduate of Williams College and holds an MBA from Iona College.

Timothy C. Adams, age 57, served as President and Chief Operating Officer of the Company from September 2006 until the merger with M&I in May 2007 when he became Senior Vice President—American Access division until January 2008 when he was appointed President of our American Access subsidiary. He joined American Access as Vice President—Sales and Marketing effective January 1, 2005. He was responsible for directing sales and marketing for both the patented zone cabling/wireless division and the contract manufacturing division of American Access. He brings over thirty years of experience in sales, marketing, engineering and manufacturing to American Access. From 1991 to 2004 he was with Metcam, Inc., where he was director of sales. Prior to Metcam, he spent over three years at Belcan Corporation and over three years at Canron Industries, Inc. Prior to that, he was involved in product development and in manufacturing. He earned an M.B.A. from Xavier University and received his Bachelor of Science degree in industrial engineering from Purdue University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our executive compensation program are to:

•	recruit, retain and motivate skilled and knowledgeable executives;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking incentive compensation to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, we expect to maintain our executive compensation at levels which are competitive with those of other companies with which we compete for executive talent. In addition, all our named executive officers will have an annual bonus compensation program providing a cash bonus for achieving corporate and individual goals. We provide our senior executive officers with compensation in the form of equity awards that vest over time in amounts related to achieving specific corporate financial goals, which we believe will help to retain our executives and align their interests with those of our stockholders by allowing the executives to participate in the longer term success of our Company as reflected in stock price appreciation.

Elements of Our Executive Compensation Program

The following elements comprise compensation currently paid to our executive officers:

Base salary. We fix the chief executive officer’s base compensation and review his recommendations regarding the base compensation of the executive officers to provide assurance that we are able to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals. At least annually, the Compensation Committee evaluates the base salaries for our executives, together with other components of compensation, and considers adjustments based on an assessment of each executive’s performance, competitive compensation trends and their review and consideration of compensation surveys and other information provided by our human resources department or from independent sources. We expect our CEO, as manager of our other senior executives, to keep the Compensation Committee advised as to how our senior executives are performing.

Executive Performance Bonus Program. The performance bonus element of the cash compensation of our executive officers is based upon achievement of Company and individual performance goals recommended by our CEO and approved by our Compensation Committee. The 2010 performance bonus compensation program for our senior executives provides for cash bonus targets ranging from approximately 33% to 48% of base salary. Our CEO is primarily responsible for recommending to the Board of Directors the Company financial objectives and individual performance goals of our senior executives. Targeted Company financial performance must be achieved at the 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus related to Company financial performance to be earned. Some of each officer’s individual performance goals and objectives may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets range from 50% to 75% of total bonus with individual goals encompassing the remainder. The Company financial performance element of each executive’s bonus is designated in a business area where the executive contributes and may include such performance metrics as earnings of the entire Company or one or more business segments.

Our CEO reviews each senior executive’s performance against Company and individual performance goals set for that executive during the previous year. Based on this assessment, the CEO will then recommend to the Compensation Committee what percentage of each executive’s target bonus the executive should receive. The Compensation Committee, without the CEO’s participation, evaluates the CEO’s performance to determine the

CEO’s bonus by reviewing the CEO’s success in achieving the Company and personal performance goals establish by the committee in the prior year.

Equity Incentives. Our equity incentive program is the primary vehicle for offering long-term incentives to our employees, including our executive officers. Executives are eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of the compensation committee. Our 2007 Employee Stock Incentive Plan authorizes the issuance of up to 300,000 shares of our common stock. In 2009 and 2010 certain executives were awarded performance-based restricted stock units. The awards in each year are subject to achievement of performance targets in the year of grant and continued employment to become fully vested.

We believe equity awards provide our executive officers with an incentive to focus on our long-term performance, create an ownership culture among our management team and our employees, and align the interests of our executive officers with those of our stockholders. In addition, the vesting feature of our equity awards is designed to further our objective of executive retention by providing an incentive to our executive officers to remain employed with us during the vesting period. We believe the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executive officers are aligned with the creation of value for our stockholders. In determining the size of equity grants to our executive officers, our compensation committee will consider our overall performance, the applicable executive officer’s performance, the achievement of certain strategic initiatives, the amount of equity previously awarded to the executive officer, and the vesting of such awards, as well as their own business judgment and experiences. The Compensation Committee may also make the receipt of equity incentives subject to the achievement of specific objective Company financial goals.

Grants of equity awards, including those to our named executive officers, are required to be approved by our Compensation Committee. We may grant equity awards to executive officers upon their initial hire and in connection with a promotion. In addition, grants of equity awards may be made from time to time in the discretion of our Compensation Committee and our Board of Directors consistent with our incentive compensation program objectives.

Other Compensation. Each of our executive officers is eligible to participate in our employee benefits programs on the same terms as non-executive employees, including our 401(k), medical, dental and vision care plans. In addition, employees, including executive officers, participate in our life and accidental death and dismemberment insurance policies, long-term and short-term disability plans, employee assistance program, and standard Company holidays.

Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. Our compensation committee and our board of directors may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes such payments are appropriate to attract and retain executive talent. To date we have made no compensation payments which did not comply with exemptions in Section 162(m).

Risk Considerations. The Compensation Committee considers whether the Company’s compensation policies and practices for both executives and other employees encourage unnecessary or excessive risk taking. Base salaries are not believed to encourage excessive risk taking. The Company’s Executive Performance Bonus Programs does focus on achievement of annual Company and/or individual performance goals, but both the Company and individual goals are considered appropriate for achievement without unnecessary and excess risk taking.

CEO Compensation. In connection with the CEO transition plan the Company entered into an employment agreement with Charles M. Dauber for his services as President and CEO of the Company. The Compensation Committee utilized an independent compensation consultant to assist it in setting Mr. Dauber’s salary. Such consultant has provided no other services to the Company or the Compensation Committee and was paid a flat fee of $1,000 for its services. The Compensation Committee believes the compensation package for Mr. Dauber is reasonable based upon Mr. Dauber’s experience, duties and responsibilities and the contributions made and expected to be made by him to the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Proxy Statement for the Company’s 2010 Annual Meeting of Stockholders.

Respectfully submitted,

Howard W. Kelley (Chairman)

Peter Menikoff

J. Hoke Peacock II

Thomas P. Callahan

Summary Compensation Table

The following table presents compensation information for our executive officers (the “named executive officers”) for the years ended December 31, 2009 and 2008.

Name and Principal Position	Year	Base Salary ($)	Stock Award(s) ($)(1)	Option Award(s) ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Arthur G. Dauber	2009	240,000	—	—	40,000	21,419	301,419
Executive Chairman	2008	240,000	—	—	40,000	21,419	301,419

Charles M. Dauber	2009	183,752	19,166	—	25,875	15,920	244,713
President and CEO	2008	165,013	16,974	12,450	31,125	13,998	239,560

John H. Untereker	2009	167,509	14,153	—	21,038	14,041	216,741
Senior Vice President and Chief Financial Officer	2008	167,509	17,382	12,750	34,000	14,171	245,812

James J. Steffek	2009	176,820	—	—	19,388	15,869	212,077
President of M&I	2008	175,268	—	—	34,000	15,869	225,137

Neal T. Hare	2009	176,820	—	—	22,688	15,598	215,106
Senior Vice President, Chief Technology Officer	2008	175,268	—	—	33,600	15,460	224,328

Timothy C. Adams	2009	150,000	12,025	—	10,075	1,944	174,004
President of American Access	2008	150,000	5,947	4,362	—	1,904	162,213

(1)	Amounts shown in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of these awards for the fiscal year in which the awards are granted computed in accordance with FASB ASC Topic 718. The values are based on the probable outcome of the performance-based conditions of the awards. If the awards were valued on the maximum outcome of performance-based conditions the awards would be valued as follows:

Name	Year	Stock Awards($)	Option Awards($)
Charles M. Dauber	2009	27,750	—
	2008	40,900	30,000

John H. Untereker	2009	27,750	—
	2008	40,900	30,000

Timothy C. Adams	2009	18,500	—
	2008	20.450	15,000

(2)	Consists of performance-based cash bonus payments earned with respect to the years indicated.

(3)	Other compensation includes Company contribution to 401(k) plan and auto allowance. Also includes tax preparation for Arthur G. Dauber, Charles M. Dauber and John H. Untereker. Autos are provided to Messrs. Hare and Steffek with a deemed value of $10,000.

Employment agreements with named executive officers

With the approval of the Compensation Committee, the Company has entered into employment agreements with three of its named executive officers. These employment agreements are intended to provide each executive with job security for the term of the agreement by specifying the reasons pursuant to which their employment may be terminated by the Company and provide them with certain compensation and benefits upon termination of employment or a change in control of the Company. These employment agreements also protect the Company’s interests following termination of employment by prohibiting the executives from engaging directly or indirectly in competition with the Company, from soliciting any employees, or from disclosing confidential Company information.

John H. Untereker has an employment agreement with the Company which provides for his employment to December 31, 2011 at an annual salary of $167,500 and an expected annual bonus of $80,000 which is dependent upon the Company meeting its annual budget and which may be greater or lesser as determined by the board of directors. The agreement also provides for a $700 per month automobile allowance and participation in the other benefit programs available to the Company’s executives. In the event Mr. Untereker’s employment is terminated by the Company other than for cause or resignation, his base salary and medical plan participation will continue monthly for up to one year or commencement of other employment, whichever occurs earlier. In the event Mr. Untereker’s employment is terminates after a change of control of the Company he will be entitled to payment of two years’ salary and expected bonus, vesting of any unvested equity options and payment of COBRA health insurance premiums for eighteen (18) months after his employment ends.

Charles M. Dauber has an employment agreement with the Company which provides for his employment to December 31, 2011 at an annual salary of $225,000 for the year ending December 31, 2010 and $240,000 for the year ending December 31, 2011, a $800 per month automobile allowance and participation in the other benefit programs available to the Company’s executives. Mr. Dauber is also entitled to an expected annual bonus of $100,000 for 2010 and 2011 which is dependent upon the Company meeting its annual budget and operating plan objectives and which may be greater if performance is above operating plan objectives at the discretion of the Board of Directors. The agreement provides for a restricted stock grant of 15,000 shares of the Company’s common stock on January 1, 2010 and an additional 35,000 shares upon stockholder approval of an amendment to the Company’s Employee Stock Incentive Plan plus an additional number of shares sufficient to compensate for the delay in the grant of the 35,000 shares of Company stock from January 1, 2010 until such shares are granted. All such restricted stock will vest over a four-year period in accordance with the Company’s Employee Stock Incentive Plan. In the event Mr. Dauber’s employment terminates other than for cause or resignation, his base salary and medical plan participation will continue monthly for up to twelve months or commencement of other employment, whichever occurs earlier. In the event Mr. Dauber’s employment terminates after a change of control of the Company he will be entitled to payment of two year’s salary and expected bonus, vesting of any unvested equity options and payment of COBRA health insurance premiums for eighteen (18) months after his employment ends.

Arthur G. Dauber has an employment agreement with the Company which provides for his employment to December 31, 2011 at an annual salary of $180,000 for the year ending December 31, 2010 and $120,000 for the year ending December 31, 2011, a $700 per month automobile allowance and participation in the other benefit programs available to the Company’s executives. In the event Mr. Dauber’s employment terminates other than for cause or resignation, his base salary and medical plan participation will continue monthly for up to twelve months or commencement of other employment, whichever occurs earlier. In the event Mr. Dauber’s employment terminates after a change of control of the Company he will be entitled to payment of salary and payment of COBRA health insurance premiums for up to twelve months or commencement of other employment, whichever occurs earlier.

Our other named executive officers are “at will” employees and are eligible to receive employee benefits generally available to all employees of the subsidiary by which they are employed and other benefits approved by the Compensation Committee.

In February 2010, the Compensation Committee of the Board of Directors established 2010 salary and target bonus applicable to the named executive officers as follows:

Named Executive	2010 Base Salary($)	2010 Target Bonus($)
Arthur G. Dauber	180,000	---
John H. Untereker	168,400	61,875
Neal T. Hare	176,400	61,875
James J. Steffek	176,400	61,875
Charles M. Dauber	225,000	100,000
Timothy C. Adams	150,000	23,250

Actual bonus amounts payable to each executive will be based on the achievement of 2010 Company and individual performance goals established for each executive. Targeted performance must be achieved at the 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus to be earned. Some of each executive’s individual goals may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets range from 50% to 75% of total bonus with individual goals encompassing the remainder.

In connection with the 2010 salary and target bonus established for the named executive officers, the following named executive officers were awarded restricted stock units under the 2007 Employee Stock Incentive Plan. Each restricted stock unit is issued one share of common stock upon vesting:

Named Executive	Restricted Stock Units
John H. Untereker	18,000
Charles M. Dauber	50,000
Timothy C. Adams	12,000

Vesting of a portion of such awards is subject to achievement of the 2010 Company and individual performance goals established for each executive, 9,600 for Mr. Adams, 14,400 for Messrs. Dauber and Untereker, and each award is subject to further vesting based on continued employment over a four year period from the date of grant.

Supplemental Senior Management Performance Bonus Program for Fiscal 2010. In February 2010 the Compensation Committee approved a Supplemental Senior Management Performance Bonus Program for Fiscal 2010. This program provides a bonus pool of 20% of the Company’s 2010 Consolidated Net Income (net of bonus payments under this plan) in excess of $2,900,000 (net of the bonus pool) but such bonus pool shall not be more than $2,500,000. Any such bonus pool shall be payable 34% to Charles M. Dauber and 22% each to Messrs. Untereker, Steffek and Hare. Each participant may elect to receive such bonus in the form of restricted stock units (RSUs) or non-qualified stock options (NQSOs) issued under our 2007 Employee Stock Incentive Plan. Any such election must be made prior to June 30, 2010. The number of RSUs earned will be calculated at 1.33 of the bonus allocation divided by the closing price of our common stock on the last trading day prior to the election. The number of NQSOs earned will be calculated at 1.98 of the bonus allocation divided by the closing price of our common stock on the last trading day prior to the election and this closing price shall also be the exercise price of the NQSOs. The RSUs and NQSOs will require additional service with 25% additional vesting per year beginning one year from the date of election. Cash bonus payments will be made by March 15, 2011.

Under a supplemental cash incentive program adopted for six of our key operating managers, including Timothy C. Adams, for fiscal 2010 Mr. Adams may earn a bonus of 5% of the amount achieved over the 2010 budgeted profit goal of the American Access segment, net of the bonus payment, subject to the Company meeting its overall 2010 profit goal.

Grants of Plan-Based Awards in 2009

The following table provides information on the stock and cash plan-based awards granted to our named executive officers in 2009.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Arthur G. Dauber
EPB	6/1/09	0	50,000	50,000

John H. Untereker
EPB	6/1/09	0	41,250	41,250
PSU	2/5/09				0	15,000	15,000		27,750

Neal T. Hare
EPB	6/1/09	0	41,250	41,250

James J. Steffek
EPB	6/1/09	0	41,250	41,250

Charles M. Dauber
EPB	6/1/09	0	37,500	37,500
PSU	2/5/09				0	15,000	15,000		27,750

Timothy C. Adams
EPB	6/1/09	0	15,500	15,500
PSU	2/5/09				0	10,000	10,000		18,500

EPB Potential performance based cash bonus payment which might have been earned for 2009 performance. The actual amount of performance based cash bonus earned in 2009 is shown in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

PSU Potential number of performance based restricted stock units which might have been earned for 2009 performance. The actual value of performance based restricted stock units which were earned in 2009 is shown in the “Summary Compensation Table” under the “Stock Awards” column.

(1)	Calculated in accordance with SFAS 123R before any forfeiture adjustments.

Option Exercises and Stock Vested in 2009

The following table provides information regarding the vesting of stock awards of our named executive officers in 2009. No stock options were exercised by our named executive officers in 2009.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Charles M. Dauber	1,038	1,920
John H. Untereker	1,063	1,966
Timothy C. Adams	988	1,828

(1)	Based on market value at time of vesting.

Outstanding Equity Awards at December 31, 2009

The following table provides information on the outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Charles M. Dauber	1,038		3,113	(1)	4.09	3/1/2014	13,463	30,426
John H. Untereker	1,063		3,188	(1)	4.09	3/1/2014	10,838	24,494
Timothy C. Adams	363		1,091	(1)	4.09	3/1/2014	7,841	17,721
	3,840	(a)			4.55	1/1/2012
	8,700	(b)			9.80	8/24/2010

(1)	The vesting dates of the foregoing options are as follows: One third on each of the following dates: February 27, 2010, 2011 and 2012, (a) January 1, 2007 and (b) August 24, 2005.

(2)	The release dates of the foregoing shares of restricted stock is one third on each of the following dates: February 27, 2010, 2011 and 2012.

(3)	Based on the closing price of our common stock on December 31, 2009.

Potential Payments Upon Termination or Change in Control

The following estimates the payments which would be required to be made to our named executive officers with employment agreements which entitle them to receive cash severance or other payments in connection with a termination of their employment and/or a change in control:

John H. Untereker:	Discharge other than for cause or resignation: $183,400
Termination after change of control: $519,300

Charles M. Dauber:	Discharge other than for cause or resignation: $240,000
Termination after change of control: $672,500
Arthur G. Dauber:	Discharge other than for cause or resignation: $180,000
Termination after change of control: $180,000

The award agreements evidencing grants of stock options and restricted stock units issued after December 31, 2008 to certain of our named executive officers provide that in the event of a change in control of the Company, the stock options and restricted stock units that are then available for vesting and unvested will vest in full. Based on the closing price of our common stock at the end of fiscal 2009 the value of the restricted stock which would vest to our named executive officers on a change of control is as follows:

John H. Untereker	$39,236
Charles M. Dauber	$85,869
Timothy C. Adams	$24,998

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The Company anticipates that it will hold its 2010 Annual Meeting of Stockholders on May 5, 2011. Any stockholder desiring to submit a nomination for director or proposal for action at the 2010 Annual Meeting of Stockholders and who wishes such proposal to appear in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s Corporate Secretary at the address set forth below no later than November 27, 2010 in order to be considered for inclusion in the Company’s proxy statement relating to that meeting. Stockholders must provide advance written notice of director nominations or other proposals intended to be presented at the Company’s 2011 Annual Meeting. Such notice must be received by the Company not earlier than February 4, 2011, or later than 5:00 p.m., local time, on March 6, 2011. Notice of director nominations and other proposals must be delivered to John H. Untereker, Corporate Secretary, American Electric Technologies, Inc. 6410 Long Drive, Houston, TX 77087.

FINANCIAL INFORMATION AND ANNUAL REPORT ON FORM 10-K

The Company’s financial statements for the year ended December 31, 2009 are included in the Company’s 2009 Annual Report to Stockholders, which is available to the Company’s stockholders on the Internet at http://www.aeti.com/annualmeeting. Stockholders may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 without charge by requesting it in writing from John H. Untereker, Corporate Secretary, American Electric Technologies, Inc., at 6410 Long Drive, Houston, TX 77087.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

March 27, 2010	John H. Untereker
Secretary

AMERICAN ELECTRIC TECHNOLOGIES, INC.

Proxy for Annual Meeting of Stockholders

To Be Held on May 6, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

PLEASE SIGN, DATE AND RETURN PROMPTLY BY MAIL OR FAX

MAIL - Date, sign and mail to:

John H. Untereker, Secretary American Electric Technologies, Inc. 6410 Long Drive Houston, TX 77087

FAX- Date, sign and fax to:

713-644-7805

The undersigned hereby appoints Charles M. Dauber and John H. Untereker, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of AMERICAN ELECTRIC TECHNOLOGIES, INC. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 6, 2010 at 1:00 p.m., local time, and at any adjournment thereof.

PROPOSAL NO. 1 - Election of Directors.

For all nominees listed below:  ❑

Withhold authority to vote all nominees listed below:  ❑

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Arthur G. Dauber J. Hoke Peacock II Stuart Schube

Peter Menikoff Howard W. Kelley

Thomas P. Callahan Charles M. Dauber

PROPOSAL NO. 3 - To ratify the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

For  ❑         Against  ❑         Abstain  ❑

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 and 3.

PROPOSAL NO. 2 – To approve amendments to the 2007 Employees Stock Incentive Plan. For ❑ Against ❑ Abstain ❑

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:                                         , 2010

(signature)

(signature, if held jointly)